Exhibit 12.1


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
                                                                 PRG-Schultz International, Inc.
                                                               Statement Re: Computation of Ratios
                                                                                                                     QUARTER
                                                                           YEARS ENDED                                ENDED
                                                                           DECEMBER 31,                              MARCH 31,
                                            --------------------------------------------------------------------- --------------
                                                 2001           2002         2003          2004         2005           2006
                                            -------------- ------------- ------------- ------------ ------------- --------------
Fixed Charges:
  Interest expense (including amortization
    related to indebtedness)                        9,403         9,934         9,520        9,142         8,936          2,738
  Loss on financial restructuring                                                                                        10,129

  Estimated portion of rent
    expense representative of interest              1,170         2,010         1,925        1,680         1,720            383

  Dividends on mandatorily
    redeemable preferred stock                                                                                               49
                                            -------------- ------------- ------------- ------------ ------------- --------------
      FIXED CHARGES                                10,573        11,944        11,445       10,822        10,656         13,299
                                            -------------- ------------- ------------- ------------ ------------- --------------


Earnings:
  Earnings (loss) from continuing
    operations before income taxes
    and discontinued operations                     4,246        40,747      (197,853)         629      (204,694)        (9,693)

  Add back : Fixed charges                         10,573        11,944        11,445       10,822        10,656         13,299

  Less: Dividends on mandatorily
    redeemable preferred stock                                                                                              (49)
                                            -------------- ------------- ------------- ------------ ------------- --------------
      EARNINGS                                     14,819        52,691      (186,408)      11,451      (194,038)         3,557
                                            -------------- ------------- ------------- ------------ ------------- --------------


RATIO (EARNINGS / FIXED CHARGES)                      1.4           4.4         (16.3)         1.1         (18.2)           0.3

DEFICIENCY (if less than 1.0)                                                (197,853)                  (204,694)        (9,742)

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